Exhibit 99.1

Contact

Media/Analysts/Investors:

Sailash Patel

919.456.7814

sailash.patel@furiex.com

Furiex Reports First Quarter 2013 Financial Results

First Quarter 2013 Highlights:

●	Milestone revenues of $30.0 million for first quarter 2013.

●	Royalty revenues of $9.3 million, an increase of $0.1 million from fourth quarter 2012. Yen-based royalties were up 24% vs. the prior quarter on a local currency basis.

●	Cash and cash equivalents balance of $36.4 million as of March 31, 2013.

MORRISVILLE, N.C. (May 7, 2013) - Furiex Pharmaceuticals, Inc. (NASDAQ: FURX) today reported its financial and operating results for the quarter ended March 31, 2013.

Furiex recorded first quarter milestone revenues of $30.0 million. This revenue was comprised of two milestones earned during the three-month period ended March 31, 2013. The first was a regulatory milestone of $25.0 million paid by Takeda Pharmaceutical Company Limited following the approval of three new alogliptin Type-2 diabetes therapies by the U.S. Food and Drug Administration. The second was a milestone of $5.0 million paid by the Menarini Group upon the commercial launch of Priligy in France.

Furiex recorded first quarter royalty revenues of $9.3 million, compared to $2.6 million for the same period in the prior year and $9.2 million in the fourth quarter of 2012. Royalty revenue included royalties related to Nesina® and Liovel® sales in Japan, and Priligy® sales in various countries outside of the United States.

Research and development expenses were $25.4 million for the quarter ended March 31, 2013, compared to $9.4 million for the same period in the prior year and $14.6 million in the fourth quarter of 2012. The increase in research and development expenses was due predominantly to Phase III costs associated with the continued development of eluxadoline1 (previously referred to as MuDelta).

First quarter selling, general and administrative expenses were $3.9 million for 2013, compared to $2.7 million for the same period in the prior year and $2.5 million in the fourth quarter of 2012. The increase in selling, general and administrative expenses for the quarter was due primarily to a $0.8 million increase in non-cash stock compensation expense, including the mark-to-market adjustment for non-vested consultant options, and increases in consulting and legal expenses of $0.2 million.

Interest expense of $1.1 million for the quarter ended March 31, 2013 related entirely to our loan agreement with MidCap Funding III, LLC, Midcap Funding RE Holdings, LLC and Silicon Valley Bank.

1 United States Adopted Names Council (USAN) adopted, International Nonproprietary Names (INN) approval pending.

Net income was $9.0 million for the first quarter of 2013, compared to net loss of $9.8 million for the first quarter of 2012. The changes in net income during the first quarter of 2013, as compared to the same period in the prior year, relates primarily to the changes in revenues and expenses previously discussed.

Net income per basic share for the first quarter of 2013 was $0.89, compared to net loss per basic share of $0.98 for the first quarter of 2012. Net income per diluted share for the first quarter of 2013 was $0.82, compared to net loss per diluted share of $0.98 for the first quarter of 2012.

“Our lead program, eluxadoline, remains on track for a mid-2014 NDA submission”, said June Almenoff, M.D., Ph.D., president and chief medical officer of Furiex, “as of May, we had achieved over 70% of the target enrollment needed to complete the two pivotal studies”.

Fred Eshelman, Pharm.D., chairman of Furiex, added, “Our milestone and royalty-based portfolio continues to provide an important financial foundation for our business. In the past twelve months, our collaborations have generated $77.4 million in milestone and royalty revenue and we look forward to building on this success with the launch of alogliptin related products in the U.S. and Priligy in regions outside of the U.S.”

Furiex will conduct a live conference call and webcast Wednesday, May 8, 2013, at 9:00 a.m. ET to discuss its first quarter 2013 results and financial outlook for 2013 as well as provide an overview of its business and pipeline. A Q&A session will follow. All interested parties can access the webcast through the Presentations & Events link in the Investors section of the Furiex website at www.furiex.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the Internet and will also be available using the following direct dial numbers:

Participant dial-in:	+1.877.677.9122 (U.S./Canada)
+1.708.290.1401 (International)

Conference ID:	34626629

About Furiex

Furiex Pharmaceuticals is a drug development collaboration company that uses innovative clinical development design to accelerate and increase value of drug development programs by advancing them through the drug discovery and development process in a cost-efficient manner. Our drug development programs are designed and driven by a core team with extensive drug development experience. The company collaborates with pharmaceutical and biotechnology companies and has a diversified product portfolio and pipeline with multiple therapeutic candidates, including one Phase III-ready asset, two compounds in Phase III development, one of which is with a partner, and four products on the market. The company's mission is to develop innovative medicines faster and at a lower cost, thereby improving profitability and accelerating time to market while providing life-improving therapies for patients. For more information, visit www.furiex.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: the risks and expense of continuing the research and development activities of our existing compounds; the risk of finding a collaborator for our late-stage compounds; progress of compounds in clinical trials and regulatory approvals as it relates to receiving future milestone payments; inability of our existing collaborators to effectively market approved products for which we receive royalty and sales-based milestone payments; continuing losses and our potential need for additional financing; changes in the safety and efficacy profile of our existing compounds as they progress through research and development; potential U.S. Food and Drug Administration changes to its regulatory guidance; new collaborative agreements that we might enter into in the future; the costs of defending any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.

FURIEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2012	2013
Revenue:
Milestones	$—	$30,000
Royalties	2,645	9,325
Total revenue	2,645	39,325
Research and development expenses	9,368	25,363
Selling, general and administrative expenses	2,733	3,873
Depreciation and amortization	21	22
Total operating expenses	12,122	29,258
Operating (loss) income	(9,477)	10,067
Interest expense	275	1,100
Other income, net	—	90
(Loss) income before provision for income taxes	(9,752)	9,057
Less provision for income taxes	6	91
Net (loss) income	$(9,758)	$8,966

Net (loss) income per basic share	$(0.98)	$0.89
Net (loss) income per diluted share	$(0.98)	$0.82

Weighted-average shares used to compute net (loss) income per basic share	9,949	10,036
Dilutive effect of stock options	—	838
Weighted-average shares used to compute net (loss) income per diluted share	9,949	10,874

FURIEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	December 31,	March 31,
	2012	2013
Assets
Current assets:
Cash and cash equivalents	$25,718	$36,421
Accounts receivable, net	11,745	15,114
Prepaid expenses	320	238
Total current assets	37,783	51,773
Property and equipment, net	118	98
Investments	7,500	7,500
Goodwill	49,116	49,116
Other assets	238	200
Total assets	$94,755	$108,687

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,604	$6,099
Accrued expenses	10,230	12,007
Current portion of long-term debt	5,405	8,649
Total current liabilities	22,239	26,755
Long-term debt, net	34,595	31,351
Other long-term liabilities	324	392
Total liabilities	57,158	58,498

Common stock, $0.001 par value, 40,000,000 shares authorized; 10,015,297 and 10,114,029 shares issued and outstanding	10	10
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued or outstanding	—	—
Paid-in capital	164,577	168,203
Accumulated deficit	(126,990)	(118,024)
Total shareholders’ equity	37,597	50,189
Total liabilities and shareholders’ equity	$94,755	$108,687